EXHIBIT 99.1
FOR IMMEDIATE RELEASE	Contact: James F. Arneson
President
253.441.4000

Venture Financial Group Announces Record Earnings for the year ended
December 31, 2007

FOURTH QUARTER HIGHLIGHTS

  4th Quarter Net Income of $3.2 million
  Record year to date Net Income of $12.7 million
  Gross Loans increased $67.8 million over same period in 2006
  Quarterly Interest Income increased $2.8 million or 15.3% over the same period in 2006
  Year-to-Date Diluted Earnings Per Share increases 15.1% over same period last year
  Payment of thirty-sixth consecutive quarterly cash dividends to shareholders

DuPont, WA., January 29, 2008 – Venture Financial Group, Inc. (“Venture” or “the Company”), parent company of Venture Bank (www.venture-bank.com) today announced for the twelve months ended December 31, 2007, net income of $12.7 million, an increase of $1.6 million or 14.4% compared to $11.1 million for the twelve months ended December 31, 2006. For the three months ended December 31, 2007, net income increased $100 thousand or 3.2% to $3.2 million compared to $3.1 million for the three months ended December 31, 2006.

At December 31, 2007, total assets were $1.2 billion which was an increase of 22.7% or $221.9 million compared to $978.1 million in total assets at December 31, 2006.

“This year represents the highest earnings in Company history”, said Ken F. Parsons, Sr., Venture Financial Group Chairman and CEO. “And I am especially proud, given that we also surpassed the $1 billion asset milestone in 2007.”

Total deposits at December 31, 2007 were $837.1 million which was an increase of $65.8 million or 8.5% from $771.3 million at December 31, 2006. Total gross loans including loans held for sale at December 31, 2007 were $783.9 million, which was an increase of 9.5% or $67.8 million from $716.1 million at December 31, 2006.

At December 31, 2007 nonperforming assets as a percentage of total assets were 0.27% compared to a historical low of 0.07% at December 31, 2006. Nonperforming loans as a percentage of total loans increased 30 basis points to 0.40% at December 31, 2007 from 0.10% at December 31, 2006. At December 31, 2007 the allowance for credit losses as a percentage of total loans increased to 1.34% from 1.25% at December 31, 2006. Net charge-offs for the periods ended December 31, 2007 and 2006 were $740 thousand and $592 thousand, respectively.

“We are closely managing our loan portfolio in light of the housing downturn. As builder activity has decreased, the rate of growth in our loan portfolio has slowed; however, we continue to see opportunities in both commercial and residential construction and development projects,” said Jim Arneson, President and CEO of Venture Bank.

On October 18, 2007, the Board of Directors declared the thirty fifth consecutive quarterly cash dividend, paid on November 9, 2007. The dividend of eight and a half cents per share was paid to all shareholders of record as of October 29, 2007. On January 16, 2008, the Board of Directors declared the thirty sixth consecutive quarterly cash dividend, payable on February 8, 2007. The dividend of eight and a half cents per share is payable to all shareholders of record as of January 28, 2008.

Operating Results

Net Interest Income
Total net interest income increased $900 thousand or 9.3% to $10.6 million from $9.7 million for the three months ended December 31, 2007 compared to the three months ended December 31, 2006. The net interest margin for the three months ended December 31, 2007 was 3.95% versus 4.34% for the three months ended December 31, 2006.

Net interest income increased $4.4 million or 12.3% to $40.2 million for the year ended December 31, 2007 compared to $35.8 million for the year ended December 31, 2006. The net interest margin for the year ended December 31, 2007 was 4.04% versus 4.44% for the year ended December 31, 2006. The prime rate published and updated by The Wall Street Journal is used by many financial institutions, including the Company, as an interest rate at which banks will lend to their most-favored customers. The published prime rate is also used as a base index on many loan products. The prime rate decreased 100 basis points between September 19, 2007 and December 12, 2007. One factor contributing to the decrease in margin was the large amount of loans tied to the prime rate that re-priced 100 basis points lower during that time period. Deposits and other borrowings however did not re-price as fast or as much as our loans. This is mainly due to the fact that many competitors are having liquidity problems and therefore have kept deposit rates at an abnormally higher level to attract deposits. Because of this, the market for deposits rates has not decreased as much as other rates such as prime.

Non-Interest Income
Total non-interest income increased $1.2 million or 54.5% to $3.4 million for the three months ended December 31, 2007 compared to $2.2 million for the three months ended December 31, 2006. The major components of non-interest income include service charge income, saleable mortgage loan fee income and other income. Service charge income increased slightly for the fourth quarter of 2007 compared to the fourth quarter 2006. Residential mortgage volume increased due to the increase in mortgage loans sold providing fee income of $711 thousand for the fourth quarter of 2007 as compared to $426 thousand for the fourth quarter of 2006. Due to favorable market conditions, gain on sale of securities provided $564 thousand of non-interest income for the three months ended December 31, 2007 compared to $52 thousand for the same period last year. Change in the market value of junior subordinated debentures increased $233 thousand for the three months ended December 31, 2007 compared to the same period in 2006. Other operating income increased slightly to $828 thousand for the fourth quarter of 2007, compared to $717 thousand for the fourth quarter of 2006.

Non-interest income for the year ended December 31, 2007 was $11.3 million compared to $8.7 million for the same period in 2006, an increase of 29.9% or $2.6 million. The most significant factors in the increase in non-interest income were the net realized gain on sale of securities of $703 thousand for the year ended December 31, 2007 compared to $52 thousand for the same period last year and the increase of $1.3 million associated with the change in fair value of junior subordinated debentures.

Non-Interest Expense
Total non-interest expense increased $1.9 million or 27.9% to $8.7 million for the three months ended December 31, 2007 from $6.8 million for the three months ended December 31, 2006. All major components of non-interest expense (salaries and benefits, occupancy, and other expenses) increased for the three months ended December 31, 2007 compared to the same period ending December 31, 2006. The increases in salaries and benefits are due primarily to the expansion of our infrastructure which also included the hiring of nine additional mortgage representatives in Pierce County. Occupancy costs and equipment expense increased $290 thousand or 29.3% for the three months ended December 31, 2007 from the three months ended December 31, 2006 due to the new location of the administrative offices, the addition of two new financial centers and the related increase in real estate property taxes and depreciation expenses. Other non-interest expense increased $500 thousand or 26.3% to $2.4 million for the three months ended December 31, 2007 from $1.9 million for the same period last year. The increase is due primarily to an increase in advertising and public relations expense of $206 thousand attributable to product campaigns and a $210 write off of goodwill related to Venture Wealth Management.

Total non-interest expense increased $4.5 million or 16.8% to $31.2 million for the year ended December 31, 2007 from $26.7 million for the same period ended December 31, 2006. The most significant factor that contributed to the increase was the addition of full time equivalent employees. We had 275 full time equivalent employees at December 31, 2007, up from 239 at December 31, 2006, which increased salaries and benefits $2.2 million. The increase of $754 thousand in equipment and occupancy expenses is due to the new administrative office and new financial centers. Other expenses increased $1.6 million partially due to costs related to the recent S-1 registration statement filing of $383 thousand and an increase in state and local taxes of $348 thousand due to increased revenues. In addition, an increase in advertising and public relations expense added $449 thousand which was attributable to product campaigns and increased advertising.

About Venture Financial Group
Venture Financial Group, through its wholly owned subsidiary Venture Bank, has 19 offices in four western Washington counties and offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and other banking services. Further information about Venture Bank may be found at www.venture-bank.com.

Note Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. We make forward looking statements regarding credit quality. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.

VENTURE FINANCIAL GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands, except per share amounts)

	December 31,	December 31,
	2007	2006
	Unaudited
Assets
Cash and due from banks	$17,719	$16,676
Interest bearing deposits in other banks	6	1,078
Federal funds sold	-	6,790
Securities available for sale	280,177	162,447
Securities held to maturity	16,800	-
Investments in trusts	682	682
FHLB Stock and TIB Stock	4,590	4,590

Loans held for sale	17,389	4,642
Loans	766,530	711,453
Allowance for credit losses	(10,277)	(8,917)
Net loans	756,253	702,536

Premises and equipment, net	33,337	28,716
Foreclosed real estate	68	34
Accrued interest receivable	4,862	4,394
Cash value of life insurance	20,344	17,540
Goodwill	24,202	24,910
Other intangible assets	678	964
Other assets	7,111	2,109

Total assets	$1,184,218	$978,108
Liabilities
Deposits:
Non-interest bearing checking	$103,721	$100,788
NOW, Savings and MMDA	379,629	327,381
Time certificates of deposits	353,774	343,081
Total deposits	837,124	771,250

Repurchase agreements	28,282	33,541
Short term borrowing	145,758	33,529
Long term debt	50,000	20,000
Junior subordinated debentures, at amortized cost	-	22,682
Junior subordinated debentures, at fair value	21,766	-
Accrued interest payable	1,990	1,783
Other liabilities	9,563	10,091

Total liabilities	1,094,483	892,876

Stockholders’ Equity
Common stock, (no par value); 30,000,000 shares authorized,	36,494	35,559
shares issued and outstanding: December 31, 2007 – 7,221,787
December 31, 2006 – 7,186,349
Retained earnings	59,786	49,841
Accumulated other comprehensive income (loss)	(6,545)	466
Advances to KSOP	-	(634)
Total stockholders’ equity	89,735	85,232

Total liabilities and stockholders’ equity	$1,184,218	$978,108
Other Data
Nonperforming assets to total assets	0.27%	0.07%
Nonperforming loans to total loans	0.40%	0.10%
Allowance for credit losses to loans	1.34%	1.25%
Allowance for credit losses to nonperforming loans	329.71%	1,290.45%
Net charge-offs to average loans	0.10%	0.09%
Average equity to average assets	8.02%	8.87%

VENTURE FINANCIAL GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Three months ended		Twelve months ended
	December 31		December 31
	2007	2006	2007	2006
Interest Income
Loans	$16,626	$16,211	$65,765	$57,717
Federal funds sold and deposits in banks	14	58	106	282
Investments	4,494	2,063	14,230	6,672
Total interest income	21,134	18,332	80,101	64,671
Interest Expense
Deposits	7,864	6,944	31,363	21,373
Federal funds purchased	60	1	78	175
Repurchase agreements	353	446	1,569	1,675
Short term debt	1,171	346	3,977	2,317
Long term debt	680	328	1,130	1,231
Junior subordinated debentures	375	525	1,808	2,084
Total interest expense	10,503	8,590	39,925	28,855
Net interest income	10,631	9,742	40,176	35,816
Provision for credit losses	975	375	2,100	1,075
Net interest income after provision
for credit losses	9,656	9,367	38,076	34,741
Non-interest income
Service charges on deposit accounts	1,066	984	4,061	3,953
Origination fees on mortgage loans sold	711	426	1,952	1,809
Gain on sale of securities	564	52	703	52
Change in market value of trusts	233	-	1,262	-
Other operating income	828	717	3,364	2,852
Total non-interest income	3,402	2,179	11,342	8,666
Non-interest expense
Salaries and employee benefits	4,927	3,834	17,165	14,985
Occupancy	658	550	2,657	2,149
Equipment	623	441	2,169	1,923
Amortization of intangible assets	72	72	287	287
Other expense	2,432	1,924	8,958	7,324
Total non-interest expense	8,712	6,821	31,236	26,668
Operating income before provision
for income taxes	4,346	4,725	18,182	16,739
Provision for income taxes	1,173	1,627	5,448	5,670
Net income	$3,173	$3,098	$12,734	$11,069

Other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities
arising during the period	(1,888)	607	(7,011)	1,311
Change in minimum pension liability	-	300	-	188

Comprehensive Income	$1,285	$4,005	$5,723	$12,568

Earnings per Share Data
Basic earnings per share	$0.44	$0.43	$1.78	$1.54
Diluted earnings per share	$0.43	$0.43	$1.75	$1.52
Dividends declared per share	$0.085	$0.075	$0.33	$0.29

Weighted average number of common shares	7,165,948	7,139,757	7,163,034	7,172,290
Weighted average number of common shares,
Including dilutive stock options	7,266,226	7,240,190	7,282,744	7,295,569

Performance Ratios
Return on average assets (annualized)	1.10%	1.25%	1.18%	1.25%
Return on average equity (annualized)	14.22%	14.66%	14.71%	14.05%
Net interest margin	3.95%	4.34%	4.04%	4.44%
Efficiency Ratio	61.67%	56.32%	60.21%	59.22%